CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT ('"Agreement"') is entered into by and between DJO, LLC, a limited liability company organized under the laws of the State of Delaware in the U.S.A. ("DJO"), and SOUTH DAKOTA PARTNERS INC., a corporation incorporated under the laws of the State of South Dakota ("Supplier"'), effective as of May 4, 2016 ("Effective Date"): DJO and Supplier are individually referred to herein as a "Party" and collectively as the "Parties":

WHEREAS, Supplier has entered into an Asset Purchase Agreement ("APA") with Empi, Inc., a wholly-owned subsidiary of DJO ("Empi") pursuant to which Empi has agreed to sell Empi's manufacturing facility and related assets located in Clear Lake, South Dakota ("Clear Lake Facility") to Supplier and Supplier has agreed to enter into this agreement to manufacture and supply certain products to DJO; and

WHEREAS, from and after the closing of the transactions contemplated by the APA, DJO wishes to purchase from Supplier, and Supplier wishes to sell to DJO, the products described herein, in accordance with the provisions ofthis Agreement; and

WHEREAS, Supplier will also provide certain warranty repair and maintenance services to DJO related to the Products;

NOW, THEREFORE, the Parties hereby agree as follows:

1. Entire Agreement. This Agreement contains all of the terms and conditions relating to the purchase of those Products described in Exhibit A hereto (collectively, "Products") by DJO from Supplier and constitutes a legally binding agreement between DJO and Supplier. This Agreement supersedes all prior proposals (oral and written), negotiations, commitments, and other communications between the Parties relating to the supply of Products by Supplier to DJO. All exhibits and any other attachments to this Agreement are hereby incorporated into, and an integral part, of this Agreement. In the event of any conflict between the provisions of this Agreement, on the one hand, and the exhibits or other attachments to this Agreement, on the other hand, the provisions of this Agreement shall control over the exhibits or other attachments to this Agreement unless the conflicting provision in the exhibit or other attachment expressly states that it controls over a specified provision in this Agreement.

2. Term; Termination. The term of this Agreement shall commence on the Effective Date and continue thereafter for a period of five (5) years, unless terminated earlier in accordance with the provisions of this Agreement (the "Term"). The Parties may extend the Term by mutual written agreement. Either Party may terminate this Agreement prior to the expiration of the Term in the event of a breach of this Agreement by the other Party by giving not less than 30 days' prior written notice to the breaching Party which notice shall contain a complete description of the breach; provided, however, that this Agreement shall not terminate if the breaching Party cures the breach prior to the end of said 30 day notice period or, in the case of a breach that is not reasonably cured within such 30 day period, the breaching party commences activities to cure the breach and continues to diligently pursue such cure to completion.

3. Specifications. The Products shall be manufactured by Supplier in accordance with mutually agreed upon specifications and designs and any specifications. All agreed upon specifications and drawings for the Products shall be memorialized by the Parties so that each Party has certainty as to the same. Supplier shall not make any modifications to such specifications and designs without DJO's prior written consent. Supplier shall not utilize DJO's specifications, designs or other Confidential Information of DJO for purposes of manufacturing any products for any other party.

4. Orders. Supplier hereby agrees to sell to DJO the Products during the Term of this Agreement, in accordance with the provisions of this Agreement. From time to time, DJO may submit to Supplier a purchase order ("Order") for the Products. Any Order which is submitted by DJO to Supplier shall be subject to and deemed to incorporate the terms and conditions of this Agreement. Neither Party shall be bound by any terms or conditions that differ from or add to the provisions of this Agreement, including, without limitation, any terms and conditions in any Order acknowledgement or other document provided by Supplier to DJO. Supplier shall accept all Orders submitted by DJO unless such Order fails to comply with the provisions of this Agreement. This Agreement shall not obligate DJO to purchase any minimum quantity of the Products. If DJO submits a Product' forecast to Supplier, such forecast shall not be binding upon DJO. Supplier shall not suspend the manufacturing of, or cease to manufacture, a Product covered by this Agreement prior to the end of the Term of this Agreement.

5. Lead Time. So long as DJO's actual orders for Products do not exceed 110% of the forecasted orders provided by DJO to Supplier, Supplier shall ship Products to DJO within 25 calendar days from the date DJO submits an Order to Supplier ("Product Lead Time"). If Supplier fails to ship an Order to DJO within the Product Lead Time, then (i) DJO shall be entitled to a credit equal to ten percent (10%) of the dollar amount of such Order, and (ii) Supplier shall be responsible for the cost of expedited shipping, if expedited shipping is requested by DJO. Additionally, if Supplier fails to ship an Order to DJO more than 45 days after the end of the Product Lead Time, then DJO may cancel the Order without liability to Supplier by providing Supplier with written notice, and DJO shall have the right to seek all remedies under this Agreement and such other remedies as are available at law or in equity. If DJO's actual orders for Products exceed its forecasted orders for such Products by more than 110%, then DJO and Supplier shall agree upon appropriate adjustments to the Lead Times for such orders.

6. Price. DJO shall pay Supplier the prices for the Products as described in Exhibit A. As provided in Exhibit A, Supplier and DJO shall use reasonable commercial efforts to reach an agreement upon the Standard Cost for each of the Products no later than October 31, 2016 based upon the actual costs experienced during the six month period after the Effective Date. DJO and Supplier hereby acknowledge and agree that, while DJO is not obligated to purchase any minimum quantities of the Products, the prices set out in Exhibit A are based upon certain Order volume assumptions provided by DJO in its forecasted Orders delivered to Supplier from time to time. In the event DJO's Orders do not meet the minimum volume assumptions as provided in Exhibit A. Supplier may increase prices for the Products to a level that preserves the margins obtainable had the Order volume met or exceeded the minimum volume assumptions.

7. Warranty Services. Supplier shall provide warranty services related to the Products for DJO's customers as requested by DJO ("Warranty Services"). In consideration for the Warranty Services, DJO shall pay Supplier as provided on Exhibit A.

8. Taxes. The prices stated in this Agreement do not include sales, use, VAT or similar taxes directly applicable to the Products sold by Supplier to DJO. Notwithstanding the foregoing, DJO shall only be responsible for such taxes when Supplier is required by law to collect such taxes from DJO. Such taxes shall be separately stated on Supplier's invoice. Supplier shall not add such taxes to DJO's invoice if DJO has furnished a valid tax exemption certificate to Supplier.

9. Payment. DJO shall pay Supplier for the Products within 40 days after the Products are delivered to DJO's warehouse or designated location on DJO's Order and after the Warranty Services are performed. Supplier shall send DJO a detailed invoice for each shipment of the Products at the time of shipment and for the Warranty Services provided. DJO shall make payment to Supplier by check or electronic funds transfer.

10. Delivery. Products shall be shipped by Supplier to DJO FCA (Free Carrier - Incoterms 2012) from Supplier's Clear Lake Facility. Supplier shall not deliver Products that are specified in a particular Order in installment shipments, unless approved in writing by DJO.

11. Expediting. When an expedited shipping fee is pre- approved in writing by DJO and charged by Supplier to DJO, Supplier shall assure deliveiy on or before the specific delivery date required by DJO. If delivery is not made on or before the specific delivery date, the expedited shipping fee shall not be due or payable by DJO to Supplier.

12. Packing. The Products shall be suitably packed to protect the Products from damage, prepared for shipment to secure the lowest transportation rates possible (unless a premium shipment method is specified by DJO), and comply with carrier regulations. No charges shall be allowed for packing, crating, or handling. All costs to replace and ship any replacement Products due to defective packaging materials that are used by Supplier, or due to Supplier's inadequate packaging, shall be the responsibility of Supplier.

13. Inspection. DJO may inspect Products at Supplier's premises during the manufacturing process, and Supplier agrees to cooperate with DJO during such inspection. Any inspection shall be performed in such manner as not to unreasonably delay or interfere with the work. All shipments shall be subject to final inspection and/or testing by DJO at the final delivery location. After receipt of Products, DJO shall have fifteen (15) days in which to inspect and accept or reject any Products not conforming to the instructions, specifications, drawings, or data furnished under the Order, this Agreement, or conforming to the warranties, express or implied. Rejected Products shall be returned to Supplier. For all rejected Products, Supplier, at DJO's election, shall provide DJO full credit or a refund for, or replacement of the Products, at Supplier's risk and expense, including transportation costs both ways. Within thirty (30) days after verification of the defect or non-conformance, Supplier shall issue instructions for the refund of the purchase price or replacement of the defective or non conforming product, with any replacement product added to the next ordered shipment to DJO. Acceptance by DJO of part of the defective Products shall not bind DJO to accept the remainder thereof.

14. Warranties. Supplier warrants that all Products shall (i) conform to the terms, conditions, specifications, descriptions, drawings, and data specified in an Order and this Agreement, (ii) conform to all Product samples provided by Supplier to DJO, and (iii) be of good workmanship and be free of defects in materials and workmanship for a period of not less than one (1) year following the date of first purchase by an end user of the Product. Supplier further warrants that DJO shall have free and clear title to the Products furnished on an Order and the right to sell such Products at the time of delivery to DJO. All Products shall be new and unused at the time of delivery to DJO. Supplier shall also without any additional charges assign or otherwise transfer to DJO all third party warranties on Products and components incorporated into the Products. All warranties herein mentioned shall survive any intermediate or final inspections, delivery, acceptance or payment by DJO, and all such warranties shall run to DJO, its successors, assigns, customers, and users of the Products. If DJO notifies Supplier of a Product defect within the applicable product warranty period in this Section 14 above, then Supplier, at DJO's election, shall promptly replace the defective Products, repair the defective Products, or give DJO a credit or refund for the price paid for the defective Products. Supplier shall be responsible for all shipping related charges (both to and from Supplier's Clear Lake Facility) for defective Products which are replaced by Supplier under warranty. Within thirty (30) days after verification of the defect or non-conformance, Supplier shall issue instructions for the refund of the purchase price or replacement of the defective or non-conforming product, with any replacement product added to the next ordered shipment to DJO.

15. Order Modification. DJO may at any time, by written notice to Supplier, make changes in the specifications and quantities in an Order. Supplier shall notify DJO within 10 days if any such change increases or decreases Supplier's cost of performing the Order or the time required for Supplier's performance, in which case an equitable adjustment shall be agreed upon in writing by the Parties. Any stenographic or clerical errors of DJO in any Order are subject to correction by DJO.

16. Order Termination. DJO may at any time terminate for its convenience Supplier's performance of an Order, in whole or in part, by written notice to Supplier, whereupon Supplier shall terminate its performance on such date of notice. If Supplier has commenced performance of the Order, DJO shall negotiate reasonable termination charges with Supplier, which in no event shall exceed DJO's average monthly purchases of the Products over the three month period prior to the date DJO terminated the Order. Supplier shall use commercially reasonable efforts to mitigate its losses as the result of any Order termination by DJO,

17. Indemnification.

17.1 Supplier shall defend, indemnify and hold harmless DJO from and against any and all losses, costs, damages, and expenses (including court costs and attorneys' fees) arising from any claims against DJO for (i) injury or death to any individual, or damage to property, alleged to have been caused in whole or in part by a manufacturing defect in any Product, or by any act or omission, negligence or otherwise, of Supplier or any subcontractor of Supplier or of any of their respective employees, workmen, or agents, and (ii) Supplier's breach of its warranties and obligations under this Agreement. In no event shall Supplier be required to defend, indemnify and hold harmless DJO for any injury, death, or loss caused solely by the negligence or willful misconduct of DJO.

17.2 DJO shall defend, indemnify and hold harmless Supplier from and against any and all losses, costs, damages, and expenses (including court costs and attorneys' fees) arising from any claims against Supplier for (i) injury or death to any individual, or damage to property, alleged to have been caused in whole or in part by a design defect in any Product (to the extent DJO designed the Product), or by any act or omission, negligence or otherwise, of DJO or of any of its employees, workmen, or agents, (ii) any third party claim that a DJO trademark, trade name or logo which appears on a Product or the packaging of a Product infringes a third party's trademark or other intellectual property rights, (iii) any third party claim that such Product, or component thereof, infringes a third party's patent, copyright, or other intellectual property rights, and (iv) DJO's breach of its warranties and obligations under this Agreement. In no event shall DJO be required to defend, indemnify and hold harmless  Supplier for any injury, death, or loss caused solely by the negligence or willful misconduct of Supplier.

18. Regulatory. The regulatory related provisions set forth in Exhibit B are hereby incorporated into this Agreement.

19. Compliance with Laws.

19.1 Labor Laws. In the performance of work under this Agreement, Supplier shall comply with all applicable international, federal, state, and local laws, rules and regulations. Supplier represents and warrants to DJO that (i) no person under the minimum age set forth in the applicable child labor laws shall participate, either directly or indirectly, in the manufacture of Products, and (ii) Supplier shall not, either directly or indirectly, use prisoners or other non-paid workers, in the manufacture of Products. Supplier shall have a continuous duty to ensure that it is not in breach of the foregoing representations and warranties. During the Term, Supplier shall abide by and follow all applicable regulations and legislation with respect to labor relations and labor safety.

19.2 Environmental Regulations. In the performance of work under this Agreement, Supplier shall comply with all applicable international, federal, state, and local laws, rules and regulations. Supplier is responsible for ensuring the Products meet the requirements of all applicable environmental laws, including without limitation, the EU Restrictions of Hazardous Substances Directive 2011/65/EU; EU REACH Regulation June 1, 2007; the Waste Electrical and Electronic Equipment Directive 2012/19/EU of the European Parliament and of the European Council of 24th July 2012 and The Batteries Directive 2006/66/EC of the European Parliament and of the European Council of 6th September 2006 and its amendments and any other environmental product stewardship directives. In the event any of the Products fail to comply with the requirements of this paragraph, in addition to any other remedies it may have, DJO may, at its option, (i) terminate the applicable Order, (ii) defer acceptance of the Products until they are brought into compliance with these requirements, or (iii) require Supplier to replace the Products with conforming Products.

19.3 Equal Employment Opportunity. To the extent applicable to Supplier, Supplier shall comply with Executive Order No. 11246, dated September 24, 1965, as amended, and all administrative regulations issued pursuant thereto. Said Executive Order is hereby incorporated by reference herein and Supplier agrees to be bound by paragraphs (1) through (7) of Section 202 thereof, to the extent applicable to Supplier. Supplier certifies that is does not maintain any segregated facilities for its employees and that it shall not permit its employees to perform services at any location where segregated facilities are maintained. If applicable, and not otherwise exempt, Supplier agrees to be bound by 48 C.F.R. 52.222-35 Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (29 U.S.C. 4212) and 48 C.F.R. 52.222-36 Affirmative Action for Workers with Disabilities (29 U.S.C. 793), which are hereby incorporated herein by reference

19.4 OSHA. Supplier warrants that any Products sold pursuant to the Agreement comply in all respects with the Occupational Safety and Health Act of 1970 (OSHA), and amendments thereto, and all applicable regulations, rulings, orders, and standards promulgated thereunder. In the event that the Products sold hereunder do not conform to OSHA standards or requirements, DJO may return the Products for correction or replacement at Supplier's expense.

20. Cumulative Remedies. Any right or remedy of either Party provided herein is in addition to the Parties' other rights and remedies provided herein, by law or in equity, and all of the Parties' rights and remedies hereunder are cumulative and non exclusive.

21. Assignment. Neither party may assign any of its rights or interest in this Agreement or any Order or subcontract its performance of this Agreement or any Order, without the other Party's prior written consent; provided, however, that either Party may assign this Agreement to a party acquiring substantially all of such Party's assets by providing the other Party with at least thirty (30) days' prior notice of the closing of such transaction. Any prohibited assignment shall be void. Subject to the foregoing, this Agreement and all Orders shall be binding upon and inure to the benefit ofthe Parties and their successors and permitted assigns.

22. Applicable Law; Arbitration. This Agreement shall be governed by the laws of the State of South Dakota of the U.S.A., excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction. In the event of any legal dispute between the Parties regarding any aspect of, or arising out of or related to this Agreement, including disputes over the arbitrability of a claim, that dispute shall be submitted for resolution by binding arbitration pursuant to the applicable rules of the American Arbitration Association for commercial arbitration, and each Party to this Agreement consents to the entry of a judgment based on the arbitration award by any court of competent jurisdiction. The arbitration shall be conducted at a location which is mutually agreed upon in writing by the Parties, or, if the Parties are unable to agree upon such location, then in Sioux Falls, South Dakota, U.S.A. Nothing in this Agreement shall prevent a party from seeking injunctive or other equitable relief to secure or perfect its rights in and to its confidential information. However, an exception to the foregoing arbitration requirement shall apply for temporary injunctive relief whereby either Party may seek preliminary or temporary injunctive relief (including a restraining order and interim or preliminary reformation of this Agreement if necessary for enforceability) to prevent irreparable harm pending resolution of the dispute through arbitration. This Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and evidences a transaction involving commerce. This Agreement may be introduced in any such proceeding, or in any proceeding to compel compliance with this provision. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THEIR RIGHT TO JURY TRIAL WITH RESPECT TO ALL CLAIMS AND ISSUES ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER BASED ON CONTRACT, TORT OR OTHERWISE.

23. Confidentiality. For purposes of this Agreement, the term "Confidential Information" means any oral, written, graphic or machine readable information including, but not limited to, that which relates to research, product plans, products, developments, inventions, processes, designs, drawings, engineering, business plans, manufacturing methods, data, services, customers, costs, marketing or finances of the disclosing Party, which information is designated in writing to be confidential or proprietary by the disclosing Party, or if given orally, is confirmed in writing by the disclosing Party as having been disclosed as confidential or proprietary within a reasonable time (not to exceed thirty days) after the oral disclosure, or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. DJO and Supplier each agree not to use any Confidential Information disclosed to it by the other Party for its own use or for any purpose, other than to carry out the purposes of this Agreement. Neither Party shall disclose or permit disclosure of any Confidential Information of the other Party to third parties or to employees of the Party receiving Confidential Information, other than directors, officers, employees, consultants and agents who are required to have the information in order to carry out the purposes of this Agreement. Each Party has had or shall have its directors, officers, employees, consultants and agents who have access to Confidential Information of the other Party sign a nondisclosure agreement in content substantially similar to this Section. Each Party agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other Party in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Section to have any such information. Such measures shall include, but not be limited to, the highest degree of care that the receiving Party utilizes to protect its own Confidential Information of a similar nature, which shall be no less than reasonable care. Each Party agrees to notify the other in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of Confidential Information of the disclosing Party which may come to the receiving Party's attention. Notwithstanding the above, neither Party shall have liability to the other with regard to any Confidential Information of the other which the receiving Party can prove: (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving Party; (ii) was known to the receiving Party, without restriction, at the time of disclosure, as demonstrated by documentation in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing Party; (iv) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided, however, that the receiving Party shall provide prompt notice of such court order or requirement to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure; or (v) is independently developed by the receiving Party, as evidenced by its business records. Upon termination or expiration of this Agreement, or upon written request, a receiving Parly shall (a) return the disclosing Party's Confidential

Information, or (b) if requested in writing by the disclosing Party, destroy the disclosing Party's Confidential Information and certify in writing such destruction; a receiving Party agrees that it shall thereafter retain no photocopies or other reproductions or transcriptions of any portion of the Confidential Information of the disclosing Party. The Parties shall he entitled to equitable relief, including injunction, in the event of any breach of the provisions of this Section, in addition to all other remedies available to the Parties at law or in equity.

24. Exclusivity. Supplier agrees that it will be the exclusive supplier of the Products to DJO [***]

25. Limitation on Certain Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN

26. DJO's Information. DJO retains title to all information and materials (including, but not limited to, all drawings, designs, specifications, technical data and production or product "know- how") furnished to Supplier, if any, to facilitate performance of an Order, and the same shall be (i) treated as DJO's Confidential Information, (ii) used by Supplier exclusively for the performance of Supplier's obligations under this Agreement, and (iii) returned to DJO at DJO's request or upon the expiration or termination of this Agreement, along with all copies or reproductions thereof. Supplier shall thereafter make no further use of any such drawings, designs, specifications, technical data and production or product "know-how" or of any information derived therefrom in the performance of work for any other customer without DJO's prior written consent.

27. DJO's Consigned Inventory. Supplier acknowledges that under the APA it has not purchased certain inventory which is owned by Empi located at the Clear Lake Facility which will be used for the manufacture of the Products. This inventory as of March 31, 2016 is listed on Exhibit C to this Agreement, to be updated as of the Closing Date (the "Consigned Inventory"). Supplier has agreed with Empi and DJO that it will hold the Consigned Inventory under consignment for the sole benefit of DJO and that the Consigned Inventory shall remain the property of DJO and shall be segregated from Supplier's property and be individually marked and identified as DJO's property. The Consigned Inventory shall be exclusively used by Supplier for incorporation into the Products to be supplied to DJO and shall be returned to DJO at DJO's written request, or upon termination or expiration of this Agreement. Supplier agrees to (i) use the same measures to safeguard the Consigned Inventory that Supplier uses to safeguard its own inventory; (ii) permit inspection of the Consigned Inventory by DJO during normal business hours; and (iii) at DJO's request, furnish detailed inventory statements of the Consigned Inventory. Supplier shall keep the Consigned Inventory free from liens and encumbrances on Supplier or Supplier's assets. Supplier agrees to use the Consigned Inventory in its manufacture of the Products to the fullest extent before using other inventory it may have purchased from suppliers. DJO hereby agrees that Supplier shall not be responsible for any defects in the Consigned Inventory or its lack of suitability or fitness for its intended purpose. Supplier shall not be liable to DJO for any loss of or damage to the Consigned Inventory except for damage caused by the negligence of Supplier.

28. Consigned Test Equipment. Supplier acknowledges that under the APA it has not purchased certain test equipment which is owned by Empi located at the Clear Lake Facility which will be used by Supplier for testing of the Products. This test equipment is listed on Annex 2 to Schedule 1.2 of the APA (the "Consigned Test Equipment"). Supplier acknowledges that the Consigned Test Equipment shall remain the property of DJO and shall be identified as DJO's property. The Consigned Test Equipment shall be exclusively used by Supplier for testing of the Products to be supplied to DJO and shall be returned to DJO at DJO's written request, or upon termination or expiration of this Agreement. Supplier agrees to be responsible for routine maintenance and calibration of the Consigned Test Equipment in good condition and will permit inspection of the Consigned Equipment by DJO during normal business hours. DJO shall be responsible for costs associated with redesign, repair or replacement of Consigned Test Equipment. Supplier shall keep the Consigned Equipment free from liens and encumbrances on Supplier or Supplier's assets.

29. Cooperation Regarding Other Production. During the Term, DJO will offer Supplier the right to bid for manufacture of other DJO products and will consider the transition of such products to the Clear Lake Facility, subject to Supplier's continued adequate performance of its obligations under this Agreement and on such terms and conditions as are acceptable to DJO.

30. Prodnct Branding. The Products and the packaging for the Products shall be branded with the following trademarks) and logo(s): Chattanooga, Donjoy and Empi (collectively, "DJO Trademarks"). Supplier acknowledges that the DJO Trademarks are owned by DJO. DJO hereby grants to Supplier a' non-exclusive, non-transferable license during the Term of this Agreement to apply and/or affix the DJO Trademarks to the Product packaging and/or the Products themselves. In no event shall Supplier make use of the DJO Trademarks or other proprietary marks of DJO for any purpose other than as specified herein, Supplier shall not do anything to infringe upon, harm, or contest the validity of the DJO Trademarks or other proprietary marks of DJO. Supplier agrees that it shall not use the DJO Trademarks or any other proprietary marks of DJO as part of the name under which Supplier conducts business or in any website domain name. Supplier shall not adopt, use, apply for registration, register or own the DJO Trademarks or other proprietary marks of DJO, or any colorable imitation thereof. Supplier acknowledges that it will not adopt or use any of the DJO Trademarks or other proprietary marks of DJO, in whole or in part, or any confusingly similar word or symbol, as part of Supplier's company name. It is expressly understood and Supplier acknowledges DJO's exclusive ownership in the DJO Trademarks and other proprietary marks of DJO. Supplier acknowledges that it will not acquire any right, title or interest in the words "DJO" or "Chattanooga" (either alone or in association with other words, names or symbols) or any other DJO Trademark or other proprietary mark of DJO by virtue of this Agreement. DJO reserves all rights in the DJO Trademarks and other proprietary marks of DJO.

31. Notices. All notices shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person by an internationally recognized courier service, by electronic mail (followed by delivery of an original via an internationally recognized courier service) or by electronic mail alone (but only if it is actually received and opened by the intended recipient) to the respective, parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section); To DJO; DJO, LLC, 1430 Decision Street, Vista, CA 92081, attn: General Counsel, Email: Joe.Marftriez@dioglobal.com: and To Supplier; 297 Prince Avenue, Suite 20, Athens, GA 30601, attn: President; E-mail: LukeFaulstick@ppiway.com.

32. No Publicity. Neither DJO nor Supplier shall make any public announcement regarding this Agreement or the business relationship contemplated herein without the other Party's prior written consent. Notwithstanding the foregoing, DJO hereby agrees that Supplier may disclose to third parties that it is a supplier to DJO.

33. Non-Waiver. No waiver of any provision of this Agreement or any Order or any right or obligations of either Party shall be effective, except pursuant to a writing signed by the Party waiving compliance, and any such waiver shall be effective only for the specific instance and purpose stated in such writing.

34. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Signature pages may be detached from their respective counterpart and attached to a single counterpart of this Agreement to physically form one document. A scanned or facsimile copy bearing one or more signature(s) shall be deemed the functional equivalent of the original of the instrument bearing such signature(s) which was transmitted by e-mail or facsimile communication.

IN WITNESS WHEREOF, a duly authorized representative of each Party has executed this Agreement below.

DJO:	Supplier:

DJO, LLC	SOUTH DAKOTA PARTNERS INC.

By:	By:
Donald M. Roberts, Executive Vice President	Luke Faulstick, President

Attachments:
Exhibit A Products; Prices; Price Adjustments
Exhibit B Regulatory Provisions

5

listed on Annex 2 to Schedule 1.2 of the APA (the "Consigned Test Equipment"). Supplier acknowledges that the Consigned Test Equipment shall remain the property of DJO and shall be identified as DJO's property. The Consigned Test Equipment shall be exclusively used by Supplier for testing of the Products to be supplied to DJO and shall be returned to DJO at DJO's written request, or upon termination or expiration of this Agreement. Supplier agrees to be responsible for routine maintenance and calibration of the Consigned Test Equipment in good condition and will permit inspection of the Consigned Equipment by DJO during normal business hours. DJO shall be responsible for costs associated with redesign, repair or replacement of Consigned Test Equipment. Supplier shall keep the Consigned Equipment free from liens and encumbrances on Supplier or Supplier's assets.

29. Cooperation Regarding Other Production. During the Term, DJO will offer Supplier the right to bid for manufacture of other DJO products and will consider the transition of such products to the Clear Lake Facility, subject to Supplier's continued adequate performance of its obligations under this Agreement and on such terms and conditions as are acceptable to DJO.

30. Product Branding. The Products and the packaging for the Products shall be branded with the following trademark(s) and logo(s): Chattanooga, Donjoy and Empi (collectively, "DJO Trademarks"). Supplier acknowledges that the DJO Trademarks are owned by DJO. DJO hereby grants to Supplier a non-exclusive, non-transferable license during the Term of this Agreement to apply and/or affix the DJO Trademarks to the Product packaging and/or the Products themselves. In no event shall Supplier make use of the DJO Trademarks or other proprietary marks of DJO for any purpose other than as specified herein. Supplier shall not do anything to infringe upon, harm, or contest the validity of the DJO Trademarks or other proprietary marks of DJO. Supplier agrees that it shall not use the DJO Trademarks or any other proprietary marks of DJO as part of the name under which Supplier conducts business or in any website domain name. Supplier shall not adopt, use, apply for registration, register or own the DJO Trademarks or other proprietary marks of DJO, or any colorable imitation thereof. Supplier acknowledges that it will not adopt or use any of the DJO Trademarks or other proprietary marks of DJO, in whole or in part, or any confusingly similar word or symbol, as part of Supplier's company name. It is expressly understood and Supplier acknowledges DJO's exclusive ownership in the DJO Trademarks and other proprietary marks of DJO. Supplier acknowledges that it will not acquire any right, title or interest in the words "DJO" or "Chattanooga" (either alone or in association with other words, names or symbols) or any other DJO Trademark or other proprietary mark of DJO by virtue of this Agreement. DJO reserves all rights in the DJO Trademarks and other proprietary marks of DJO.

31. Notices. All notices shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person by an internationally recognized courier service, by electronic mail (followed by delivery of an original via an internationally recognized courier service) or by electronic mail alone (but only if it is actually received and opened by the intended recipient) to the respective parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section): To DJO: DJO, LLC, 1430 Decision Street, Vista, CA 92081, attn: General Counsel, Email: Joe.Martinez@dioglobal.com: and To Supplier: 297 Prince Avenue, Suite 20, Athens, GA 30601, attn: President; E-mail: LukeFaulstick@ppiway.com.

32. No Publicity. Neither DJO nor Supplier shall make any public announcement regarding this Agreement or the business relationship contemplated herein without the other Party's prior written consent. Notwithstanding the foregoing, DJO hereby agrees that Supplier may disclose to third parties that it is a supplier to DJO.

33. Non-Waiver. No waiver of any provision of this Agreement or any Order or any right or obligations of either Party shall be effective, except pursuant to a writing signed by the Party waiving compliance, and any such waiver shall be effective only for the specific instance and purpose stated in such writing.

34. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Signature pages may be detached from their respective counterpart and attached to a single counterpart of this Agreement to physically form one document. A scanned or facsimile copy bearing one or more signature(s) shall be deemed the functional equivalent of the original of the instrument bearing such signature(s) which was transmitted by e-mail or facsimile communication.

IN WITNESS WHEREOF, a duly authorized representative of each Party has executed this Agreement below.

DJO:	Supplier:

DJO, LLC	SOUTH DAKOTA PARTNERS INC.

By:	By:
Donald M. Roberts, Executive Vice President	Luke Faulstick, President

Attachments:
Exhibit A Products; Prices; Price Adjustments
Exhibit B Regulatory Provisions